Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770 Tel: +1 510 505 2100 Fax: +1 510 505 2101 www.ciphergen.com

PRESS RELEASE

For Immediate Release:

Ciphergen Biosystems, Inc.

Sue Carruthers

Investor Relations

(510) 505 2297

Ciphergen Files Amended Second Quarter Form 10-Q and Third Quarter Form 10-Q

Executive Management Changes Announced

Fremont, CA, December 21, 2005 – Ciphergen Biosystems, Inc. (Nasdaq: CIPHE) today announced that it has filed its amended Second Quarter 2005 Form 10-Q and its Third Quarter 2005 Form 10-Q, and that the Company has announced executive management changes.

For the second quarter of 2005, Ciphergen has restated its financial statements to reflect $6.9 million in revenue as compared to the previously reported $7.5 million, due to the improper recognition of $552,000 for the quarter ended June 30, 2005.  The removal of this revenue from previously reported results causes the Company’s reported net loss for the second quarter of 2005 to increase by $354,000 to $9.4 million.

For the third quarter of 2005, Ciphergen’s total revenue was $7.1 million as compared to $8.5 million in the third quarter of 2004.  Ciphergen’s net loss was $7.5 million in the third quarter of 2005 as compared to $9.5 million in the third quarter of 2004.

As of September 30, 2005, the Company’s cash and investments were $31.1 million. Long term debt totaled $29.7 million, of which $28.5 million was convertible debt.

Executive Management Changes

Ciphergen is also announcing the retirement of William E. Rich as Chief Executive Officer and as a Board Member, effective December 31, 2005.  Gail S. Page is being promoted from President and Chief Operating Officer to President and Chief Executive Officer, and has been elected a member of the Board of Directors.  In addition, James L. Rathmann has been appointed Executive Chairman of the Company and John Young will act as Lead Outside Director.

“We’ve made significant progress in the second half of the year including the signing of a strategic alliance agreement with Quest Diagnostics and further development of our pipeline of potential diagnostic tests,” stated Gail S. Page, President and Chief Operating Officer.  “The restatement was a distracting event for the Company, but we have been making appropriate changes to our internal controls and we are now focused on moving forward with the business.”

“I’d like to recognize the significant contributions that Bill Rich made to Ciphergen over the last ten years.  Bill and his team were successful in taking a powerful technology from its academic roots and driving it into a commercially important technology that has generated over 400 scientific publications and concurrently generated the content for a rich pipeline of potential diagnostic tests,” stated John A. Young, Lead Outside Director.

Other Recent Highlights

•                  Quest Diagnostics Alliance.   During the third quarter, Ciphergen signed a strategic alliance with Quest Diagnostics to develop and commercialize novel proteomic diagnostic tests based on Ciphergen’s proprietary SELDI ProteinChip® technology.  Quest Diagnostics is the leading provider of diagnostic testing, information and services in the U.S.  The strategic alliance will focus on the commercialization of selected assays chosen from Ciphergen’s pipeline over the next three years.  In addition, for an aggregate purchase price of $15 million, Quest Diagnostics has purchased 6.225 million shares of Ciphergen common stock, or approximately 17% of shares outstanding, and a five-year warrant to purchase an additional 2.2 million shares for $3.50 per share.  Quest Diagnostics has also agreed to loan Ciphergen up to $10 million to fund certain development activities.  The loan would be forgiven based on achieving certain milestones.

Ovarian Cancer Diagnostic Progress.   During August and September, Ciphergen performed a large, multi-institutional study encompassing over 1,000 patient samples. This study was aimed at validating biomarkers described in the August 2004 Cancer Research paper, at identifying biomarkers that could distinguish between benign and malignant pelvic mass, and at identifying biomarkers that could predict patient outcome. To accomplish this, Ciphergen developed quantitative SELDI-based assays to specifically measure the three biomarkers identified in the Cancer Research paper, and the Company employed its Deep Proteome tools.   The results of this study were consistent with prior studies in terms of changes to the three biomarkers in the panel in the disease state, and the Company discovered new potential biomarkers that may have additional diagnostic value.  In December, Ciphergen is running an additional validation study using 202 new samples, obtained in a prospective collection, using its latest assay protocols; results for this pivotal study are expected to be known in January.

To further its research and assay development activities in ovarian cancer diagnostics, Ciphergen has recently entered into two agreements with leaders in the field.  The first is with the University of Kentucky, which operates one of the largest ovarian cancer screening programs in the world and performs more than 500 gynecological operations annually.  The second is with University College London, where our principal investigator, Professor Ian Jacobs, is recognized as a world authority on ovarian cancer.  He and his team manage the largest screening trial in the world, the United Kingdom Collaborative Trial of Ovarian Cancer Screening, involving 200,000 women.  In both cases, the Company will be working with its collaborators to apply its suite of proteomic solutions (Deep Proteome™, Pattern Track™ process and ProteinChip Systems) to address multiple clinical questions including early diagnosis, differentiation of cancer from benign ovarian disease, and prediction of clinical course and overall outcome.

•                  Other Diagnostic Initiatives.

•                  Hepatitis.  Over the last several years, Ciphergen and a number of its customers have independently discovered sets of biomarkers that may be useful for staging the degree of liver fibrosis in the setting of infection by hepatitis virus.  Patients chronically infected with hepatitis virus are at increased risk for developing end stage liver fibrosis, cirrhosis and hepatocellular carcinoma. The current standard for patient care includes monitoring for progression of liver disease via biopsy; a non-invasive blood test would be beneficial in cases where biopsy is contraindicated and could also reduce the impact of sampling error via biopsy. Ciphergen and its customers have found a consistent set of biomarkers correlated to disease progression in independently conducted studies, and has signed an agreement with the University of Texas, Medical Branch (Galveston) to further validate and characterize these biomarkers, with the next set of results expected in January.

•                  Breast Cancer.  Ciphergen has also launched a breast cancer diagnostic development program, building on multiple studies it has conducted and published in scientific forums.  The results of two studies were presented in early December at the San Antonio Breast Cancer Symposium.  The Company is now embarking on multi-site studies, including with University College London, to validate several candidate biomarkers that could form the basis of a multi-marker assay to detect ductal carcinoma in situ (DCIS), since the majority of women at this stage can be cured.

•                  Pharmacoproteomics Collaborations.  Ciphergen has recently signed a preclinical pharmacoproteomic collaborative agreement with a major pharmaceutical company in addition to a clinical collaboration signed earlier with Bayer Pharmaceuticals, and is in various stages of discussions with multiple parties regarding potential projects.  These initiatives are intended to accelerate and streamline pre-clinical and clinical development of new drugs through the identification of important biomarkers of toxicity and/or drug response.

•                  Deep Proteome™ Capabilities Demonstrated.   Ciphergen’s Deep Proteome Research Services enable scientists to look at low abundance proteins in various biological samples and significantly improve their biomarker discovery power.  This capability was highlighted in two recent scientific publications, the first in Electrophoresis and the second in the Journal of Proteomics.  In the latter paper, the authors described the identification of over 250 previously undescribed proteins in urine, bringing the total unique gene products present in urine up to around 800 species.   This capability is being actively employed in our internal biomarker discovery programs as well as in selected pharmacoproteomics collaborations.

•                  Award for Leadership in Translational Proteomics.  Ciphergen recently received the 2005 Frost & Sullivan Technology Leadership Award for its success in supplying pioneering instrumentation, consumables and software to companies involved in biomarker discovery and translational medicine.

Conference Call

A conference call and webcast will be held on Thursday, December 22 at 9:00 a.m. EDT to discuss the contents of this press release. To listen to the live webcast of the conference call, please visit the “Investors” section of the www.ciphergen.com web site. A telephonic replay of the conference call will be available two hours after the call and will be available until 11:59 p.m. on January 6, 2006. The replay number for domestic callers is 800 633 8284 and for international callers 1 + 402 977 9140. The passcode for both domestic and international callers is 21279450. In addition, an archived webcast of the conference call will be available under the “Investors” section of the company’s website at www.ciphergen.com.

About Ciphergen

Ciphergen is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications.  ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements.  For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”) Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such forward-looking statements include regarding the discovery of proteomic biomarkers that may have diagnostic value; translating any proteomic biomarkers that may be discovered into highly predictive research and clinical diagnostic assays; the progress of discovery projects using our Deep Proteome products and their ability to detect low abundant proteins; and the potential for our ProteinChip technology to yield useful protein biomarkers for clinical questions associated with ovarian cancer, hepatitis, breast cancer and/or other diseases.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that our ProteinChip technology is unable to discover, validate and/or develop protein biomarkers as diagnostic or toxicology assays; the risk that we do not achieve clinical diagnostic launch milestones due to a failure to validate the performance of potential clinical assays in larger studies, an inability to translate research assays into highly reproducible commercially acceptable assays, a failure to achieve cGMP status and other factors; the risk that pharmaceutical companies will not expand their use of our products and services; the risk that we do not successfully launch our new product introductions and that such new products do not receive market acceptance or generate revenue at a rate or in the amounts we anticipate; and the risk that we are unable to protect and promote our proprietary technologies.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its

Form 10-Q dated December 21, 2005, for further information regarding these and other risks of the Company’s business.

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.